PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED DECEMBER 17, 1997)

                                  $25,000,000

                                    ARS LOGO
                      AMERICAN RESIDENTIAL SERVICES, INC.
                CONVERTIBLE SENIOR SUBORDINATED NOTES, SERIES A
                    INTEREST PAYABLE APRIL 15 AND OCTOBER 15
                             ---------------------

     American Residential Services, Inc. ("ARS") may offer and issue its Convertible Senior Subordinated Notes, Series A (the "Notes"), in business combination transactions (each, an "Acquisition") involving its acquisition, directly or indirectly, of businesses or other operating assets. It expects the Acquisitions will consist principally of businesses that provide (i) residential and commercial maintenance, repair and replacement services for heating, ventilating and air conditioning, plumbing, electrical, indoor air quality and other systems and (ii) new installation services of those systems in homes and small commercial facilities under construction. ARS will determine the terms of the Acquisitions through direct negotiations with the owners or controlling persons of the businesses or assets to be acquired and expects the Notes issued will be valued at prices reasonably related to their principal amount. It does not expect to pay any underwriting discounts or commissions, but may pay finder's fees from time to time with respect to specific Acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). ARS will pay all expenses of this offering.

     The Notes will be convertible in whole or in part into shares of common stock, par value $.001 per share ("Common Stock"), of ARS at any time on or after their respective Convertibility Commencement Dates and at or before maturity, unless previously redeemed, at their respective Initial Conversion Prices per share the applicable pricing supplement hereto (each, a "Pricing Supplement") will specify, subject to adjustment in certain events, (i) at the option of their Holders and (ii) if the average of the closing sale prices per share of the Common Stock (determined as provided herein) for any 20 consecutive trading days on the New York Stock Exchange (the "NYSE") occurring on and after their respective Convertibility Commencement Dates equals or exceeds their respective Initial Target Values (as defined herein), at the option of ARS. The Common Stock trades on the NYSE under the symbol "ARS." On December 16, 1997 the closing sale price of the Common Stock as reported on the NYSE was $14.1875 per share.

     The Notes will mature on April 15, 2004 and bear interest at the fixed rates the applicable Pricing Supplement will specify. Interest on the Notes will be payable semi-annually on April 15 and October 15 of each year, commencing April 15, 1998. The Notes do not provide for a sinking fund. ARS, at its option, may redeem the Notes on and after April 20, 2000, in whole or in part, at the redemption prices the applicable Pricing Supplement will specify.

     The Notes are unsecured obligations of ARS, are subordinate to all present and future Senior Indebtedness (as defined in the Indenture described in the accompanying Prospectus) of ARS and will be effectively subordinated to all indebtedness and other liabilities of subsidiaries of ARS.

     Persons receiving the Notes offered hereby may be contractually required to hold some portions of those Notes for periods of up to two years. In addition, pursuant to the provisions of Rule 145 under the Securities Act, the volume limitations and certain other requirements of Rule 144 under the Securities Act will apply to resales of those Notes by affiliates of the businesses the Company acquires for a period of one year (or such shorter period as the Securities and Exchange Commission may prescribe).

     SEE "RISK FACTORS" ON PAGE 4 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BEFORE ACQUIRING THE NOTES OFFERED HEREBY.
                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                             ---------------------

          The date of this Prospectus Supplement is December 18, 1997.

                            DESCRIPTION OF THE NOTES

     The following description of the principal terms of the Notes offered hereby (referred to in the accompanying Prospectus as the "Convertible Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description set forth in the Prospectus under "Description of the Convertible Debt Securities" (the "Prospectus Description"), to which reference is hereby made, of the general terms and provisions of the Convertible Debt Securities. Unless the applicable Pricing Supplement specifies otherwise, the Notes will have the terms described in the Prospectus Description and below in this Prospectus Supplement. Certain terms defined in the Indenture are capitalized herein. The Initial Conversion Price of each Note will be subject to adjustment as provided in the Indenture. See "Prospectus Description -- Conversion Rights."

GENERAL

     The Notes will be issued as part of the purchase price the Company will pay for businesses or other assets to be acquired in separate Acquisitions. The Pricing Supplement relating to the Notes issued in connection with each Acquisition will describe the following terms: (i) the aggregate principal amount of those Notes; (ii) the date on which those Notes will be issued (the "Original Issue Date"); (iii) the rate per annum at which those Notes will bear interest; (iv) the Redemption Prices at which ARS, at its option, may redeem those Notes; and (v) the Initial Conversion Price and Convertibility Commencement Date of those Notes and the initial minimum price at or above which those Notes must be traded (the "Initial Target Value") to become convertible at the option of ARS.

     The Notes (i) will be unsecured obligations of ARS, (ii) are currently limited to $25,000,000 in aggregate principal amount and (iii) will mature on April 15, 2004. The Notes will bear interest at a fixed rate per annum from their Original Issue Date or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on April 15 and October 15 of each year (each an Interest Payment Date) commencing April 15, 1998, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the preceding April 1 or October 1 (each a Regular Record Date), as the case may be (whether or not a business day). Interest on the Notes will be paid on the basis of a 360-day year of twelve 30-day months.

     Principal of, and interest on, the Notes will be payable at the office of the Trustee in New York, New York, and the Notes may be surrendered for registration of transfer, exchange or conversion at that office. ARS may, at its option, pay interest on the Notes by check mailed to the address of the Person entitled thereto as it appears in the Securities Register for the Notes on the Regular Record Date for that interest payment.

     The Notes will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof.

CONVERSION RIGHTS

     The applicable Pricing Supplement will set forth the Convertibility Commencement Date of the Notes to be issued in connection with each Acquisition and, unless that Pricing Supplement provides otherwise, that date will be the day (whether or not a business day) following the first anniversary of the date that Acquisition closes.

     The Notes will be convertible in whole or in part into shares of Common Stock at any time on or after their respective Convertibility Commencement Dates and at or before maturity, unless previously redeemed, at their respective Initial Conversion Prices per share, subject to adjustment in certain events,
(i) at the option of their Holders and (ii) if the average of the closing sale prices per share of the Common Stock (determined as provided below) for any 20 consecutive trading days on the NYSE occurring on and after their respective Convertibility Commencement Dates equals or exceeds their respective Initial Target Values, at the option of ARS.

     The applicable Pricing Supplement will set forth the Initial Conversion Price and the Initial Target Value for the Notes to be issued in connection with each Acquisition, which will be determined as follows. The

Initial Conversion Price of each Note issued in any Acquisition will be 100% of the "Calculated Value" for that Acquisition plus a premium, while the Initial Target Value for that Note will equal 150% of that Calculated Value, in each case rounded to the highest whole cent. For any Acquisition, "Calculated Value" will mean the average of the daily market prices of a share of Common Stock for the 20 consecutive trading days on the NYSE immediately preceding the date that is the 10th day (whether or not a business day) prior to the date on which that Acquisition closes. If the Initial Conversion Price for any Note is adjusted pursuant to the Indenture, then, effective as of the time of that adjustment, the Initial Target Value for that Note will be adjusted appropriately to the same extent. For purposes of determining any Calculated Value or whether any Note has become convertible at the option of ARS, the market price of a share of Common Stock for any trading day on the NYSE means, in each case as reported for equity securities listed on the NYSE, the closing sale price, regular way, on that day for a share of that stock or, if no sale of that stock takes place on that day, the average of the closing bid and asked prices on that day for a share of that stock. The Calculated Value used in connection with any Acquisition may be higher or lower than the fair market value of a share of Common Stock on the date on which that Acquisition closes.

     If ARS becomes entitled to convert any Note into shares of Common Stock and elects to do so, it will mail a notice of that conversion (an "ARS Conversion Notice") to the Holder of that Note at its address appearing in the Securities Register for the Notes, and that conversion will be deemed effective on that mailing, whereupon: (i) that Holder will be treated for all purposes as the record holder of the number of shares of Common Stock into which that Note has been converted; and (ii) that Note will be deemed to represent only the right to receive, on the surrender thereof (a) certificates representing that number of shares of Common Stock, (b) cash in lieu of fractional shares, if any and, if the Note has been converted only in part, (c) a new Note in the principal amount not converted. The ARS Conversion Notice relating to any Note ARS converts will specify (i) the date of that conversion, (ii) the then applicable conversion price, (iii) the number or amount of any securities or property into which the Note has been converted and (iv) the place or places where the Note may be surrendered. ARS will not pay any interest on any converted Note (or converted portion of a Note converted only in part) with respect to any Interest Payment Date subsequent to the date of that conversion.

OPTIONAL REDEMPTION

     ARS may, at its option, redeem the Notes, in whole or from time to time in part, at any time on or after April 20, 2000, on not less than 15 nor more than 60 days' notice mailed to each Holder of Notes to be redeemed at its address appearing in the Security Register for the Notes and prior to Maturity of the Notes at the Redemption Prices the applicable Pricing Supplement will specify plus accrued and unpaid interest to the Redemption Date (subject to the right of Holders of record of the Notes on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption
Date).

     The Redemption Price for each Note will be 100% of the principal amount thereof plus the premium, if any, specified applicable Pricing Supplement may specify.

     No sinking fund is provided for the Notes.

SUBORDINATION

     The Notes will be subordinated to all Senior Indebtedness as provided in the Indenture, and the Indenture's definition of Senior Indebtedness will apply to the Notes. See "-- Subordination" in the Prospectus Description.

EVENTS OF DEFAULT

     The Events of Default with respect to the Notes will be those described in clauses (i) through (vii) of the first sentence under " -- Events of Default" in the Prospectus Description.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH THEY RELATE OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT, THE APPLICABLE PRICING SUPPLEMENT OR THE PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
       PROSPECTUS SUPPLEMENT
Description of the Notes............     S-2
             PROSPECTUS
Prospectus Summary..................       2
Risk Factors........................       3
Price Range of Common Stock.........       6
Dividend Policy.....................       6
Selected Financial Information......       7
Description of the Convertible Debt
  Securities........................       9
Description of Capital Stock........      18
Certain United States Federal Income
  Tax Consequences..................      22
Plan of Distribution................      25
Experts.............................      25
Available Information...............      25
Incorporation of Certain Information
  by Reference......................      26

======================================================
======================================================

                                    ARS LOGO
                              AMERICAN RESIDENTIAL
                                 SERVICES INC.
                                  $25,000,000
                        CONVERTIBLE SENIOR SUBORDINATED
                                NOTES, SERIES A
                       ---------------------------------

                             PROSPECTUS SUPPLEMENT
                               DECEMBER 18, 1997
                        --------------------------------
======================================================

                                          Filed pursuant to Rule 424(b)(2)
                                          Registration No. 333-31815

PROSPECTUS

                   [AMERICAN RESIDENTIAL SERVICES, INC. LOGO]

                      AMERICAN RESIDENTIAL SERVICES, INC.

                                  COMMON STOCK
                    CONVERTIBLE SUBORDINATED DEBT SECURITIES
                               ------------------

     American Residential Services, Inc. ("ARS" and, collectively with its subsidiaries, the "Company") may offer and issue the 10,143,923 shares of its common stock, $.001 par value per share (the "Common Stock"), and $100,000,000 aggregate principal amount of convertible subordinated debt securities (the "Convertible Debt Securities") covered by this Prospectus in business combination transactions (each, an "Acquisition") involving its acquisition, directly or indirectly, of businesses or other operating assets. It anticipates these Acquisitions will consist principally of businesses that provide (i) maintenance, repair and replacement services for heating, ventilating and air conditioning, plumbing, electrical, indoor air quality and other systems in homes and commercial buildings and (ii) new installation services of those systems in homes and small commercial facilities under construction. ARS expects that (i) the terms of these Acquisitions will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, (ii) the shares of Common Stock issued will be valued at prices reasonably related to market prices prevailing either at the time an acquisition agreement is executed or at or about the time of delivery of the shares and
(iii) the Convertible Debt Securities issued will be valued at prices reasonably related to their principal amount. It does not expect to pay any underwriting discounts or commissions, but may pay finder's fees from time to time with respect to specific Acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). ARS will pay all expenses of this offering.

     The Convertible Debt Securities will be convertible into Common Stock at any time on or after their Convertibility Commencement Date (as defined herein) and at or before maturity, unless previously redeemed, at their Initial Conversion Price (as defined herein) as the applicable prospectus supplement or supplements (each, a "Prospectus Supplement") and pricing supplement or supplements (each, a "Pricing Supplement") hereto will specify, subject to adjustment in certain events.

     The Convertible Debt Securities will be (i) unsecured obligations of ARS,
(ii) subordinate to all present and future Senior Indebtedness (as defined in the Indenture described herein or any applicable supplement to that Indenture or Prospectus Supplement relating to one or more series of Convertible Debt Securities) of ARS and (iii) effectively subordinated to all indebtedness and other liabilities of subsidiaries of ARS.

     As of December 16, 1997, 15,321,322 shares of Common Stock were issued and outstanding. The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "ARS." On December 16, 1997, the last reported sales price of the Common Stock on the NYSE was $14.1875 per share.

     Persons receiving shares of the Common Stock or any Convertible Debt Securities offered hereby may be contractually required to hold some portions of those shares or Convertible Debt Securities for periods of up to two years. In addition, pursuant to the provisions of Rule 145 under the Securities Act, the volume limitations and certain other requirements of Rule 144 under the Securities Act will apply to resales of those shares or Convertible Debt Securities by affiliates of the businesses the Company acquires for a period of one year from the date of acquisition of shares of Common Stock or the Convertible Debt Securities, as applicable (or such shorter period as the Securities and Exchange Commission (the "SEC") may prescribe).

     SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BEFORE ACQUIRING THE SECURITIES OFFERED HEREBY.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                               ------------------

               The date of this Prospectus is December 17, 1997.

                               PROSPECTUS SUMMARY

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE ON REQUEST FROM JOHN
D. HELD, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY OF ARS, POST OAK TOWER, SUITE 725, 5051 WESTHEIMER ROAD, HOUSTON, TEXAS 77056-5604; TELEPHONE:
(713) 599-0100. SEE "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

THE COMPANY

     ARS was founded in October 1995 to create the leading national provider of
(i) comprehensive maintenance, repair and replacement services for heating, ventilating and air conditioning ("HVAC"), plumbing, electrical, indoor air quality and other systems and major home appliances in homes and small commercial buildings (collectively, "residential maintenance services") and (ii) new installations of those systems in homes and small commercial facilities under construction ("new residential installation services" and, together with residential maintenance services, "residential services"). ARS also intends, through its subsidiary, American Mechanical Services, to become a leading national provider of comprehensive maintenance, repair, replacement, reconfiguration and monitoring services for HVAC, plumbing and electrical systems and controls in existing large commercial, industrial and institutional facilities such as office buildings, health care facilities, educational facilities and retail centers (collectively, "commercial maintenance services"). To achieve these goals, the Company is conducting an aggressive acquisition program and has implemented a national operating strategy designed to increase internal growth and capitalize on cost efficiencies. As of the date of this Prospectus, the Company is the largest publicly held company in the United States engaged principally in providing residential services and has acquired a number of businesses providing commercial maintenance services.

     The principal executive offices of ARS are located at Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056-5604, and its phone number at that address is (713) 599-0100.

RECENT DEVELOPMENTS

     Since September 30, 1997 and through December 5, 1997, the Company has acquired eight additional businesses for aggregate consideration of $5.7 million in cash and 115,553 shares of ARS Common Stock, bringing the total number of businesses acquired by the Company since September 30, 1996 to 80. The businesses acquired since September 30, 1997 will be recorded as purchase transactions and had aggregate unaudited annualized revenues of $19.5 million in 1996.

     Effective November 1, 1997, the ARS Board of Directors appointed Thomas N. Amonett as President and Chief Executive Officer of ARS. He succeeded C. Clifford Wright, Jr., who resigned. Mr. Amonett, 54, recently completed service as the interim President and Chief Executive Officer of Weatherford Enterra, Inc., and continues to serve as a director of that Houston-based company with a tenure of more than 23 years. Previously, Mr. Amonett was Chairman, President and Chief Executive Officer of Houston-based Reunion Resources Company and continues to serve as a director of its successor, Reunion Industries, Inc., based in Stamford, Connecticut. In addition to his other business activities, Mr. Amonett was previously a partner of the Houston law firm of Fulbright & Jaworski and is a graduate of Vanderbilt University and Vanderbilt University School of Law.

                                  RISK FACTORS

     Prospective investors in the securities offered hereby should carefully consider the following factors, as well as the other information contained in this Prospectus. This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of any number of factors, including the risk factors set forth below and elsewhere in this Prospectus.

LIMITED COMBINED OPERATING HISTORY

     ARS, incorporated in Delaware in October 1995, conducted no operations prior to the closing on September 27, 1996 of its initial public offering of Common Stock (the "IPO") and its acquisition of seven residential services businesses (together with the common parent of two of those businesses, the "Founding Companies"). Since then and through December 5, 1997, the Company has acquired an additional 80 businesses (collectively with the Founding Companies, the "Acquired Businesses"). The Acquired Businesses operated as separate, independent businesses prior to their acquisition by the Company. The success of the Company will depend, in part, on the extent to which the Company is able to centralize its accounting and other administrative functions, eliminate the unnecessary duplication of other functions and otherwise integrate the Acquired Businesses and such additional businesses as it may acquire in the future into a cohesive, efficient enterprise. No assurance can be given the Company's management will be able to manage the combined entity effectively or implement fully the Company's acquisition or national operating strategies.

RISKS RELATED TO ACQUISITION STRATEGY

     The Company's acquisition strategy presents risks that include the possibility of the adverse effect on existing operations of the Company from the diversion of management's attention and resources to acquisitions, the possible loss of acquired customer bases and key personnel, including service personnel, and the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired businesses. The success of the Company's acquisition strategy will depend on the extent to which it is able to acquire, successfully absorb and profitably manage additional businesses, and no assurance can be given the Company's strategy will succeed or that the Company's business and financial performance will not be materially adversely affected thereby. In this connection, competition for acquisition candidates could cause the cost of acquiring businesses to increase materially. Acquisitions accounted for as purchases may result in substantial annual noncash charges for goodwill and other intangible assets in the Company's statements of operations, while material acquisitions accounted for as pooling-of-interests transactions will require restatements of the Company's historical financial statements to include the results of the acquired businesses, which could negatively or positively impact those financial statements.

FACTORS AFFECTING INTERNAL GROWTH

     The factors affecting the Company's ability to generate internal growth include the extent to which it is able to expand the range of services it offers, grow existing customer bases through the development and implementation of cost-effective advertising and other marketing programs and reduce operating and overhead costs of acquired businesses. Factors affecting the ability of the Company to expand services include the extent to which it is able to attract and retain qualified operational management and service and installation personnel in new areas of operation and leverage its relationships with existing customers to provide them services they currently obtain from others.

COMPETITION

     The markets for residential services and commercial maintenance services are highly competitive and are served principally by small, owner-operated private companies, some of which may have lower overhead cost structures, and may be able to provide their services at lower rates, than the Company. The Company believes (i) the residential services and commercial maintenance services sectors of its industry are subject to rapid consolidation, (ii) currently only a few other public companies are focused on providing residential services in some of the service lines provided by the Company and (iii) only a small number of public companies are engaged primarily in commercial maintenance services in the service lines on which the Company intends to focus. Certain HVAC original equipment manufacturers provide commercial maintenance services as a complement to their manufacturing and distribution businesses, and other companies, including unregulated affiliates of electric and gas public utilities, are entering the industry. Certain of the Company's competitors may have greater financial resources than the Company to finance acquisition and internal growth opportunities and may be willing to pay higher prices than the Company for the same opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its growth objectives.

SEASONALITY AND FLUCTUATIONS IN OPERATING RESULTS

     The Company's residential services operations are subject to different seasonal variations in the different lines of service. Except for certain areas of the southern United States, the demand for new residential installations is lower in the winter months because new construction activity is lower as a result of colder weather (although the Company expects that such reduction in demand may be partially offset by increases in the demand for commercial replacement services generally experienced in the winter months). Demand for residential HVAC services is generally higher in the second and third quarters. Accordingly, the Company expects its revenues and operating results generally will be lower in its first and fourth quarters. In addition to the effects of seasonality, the Company's quarterly results may fluctuate as a result of a number of other factors, including the timing of acquisitions and the cyclical nature of the homebuilding industry, which will influence the levels of housing starts from time to time in the markets in which the Company engages in new residential installation services and affect the Company's ability to maintain or increase revenues from those services. Accordingly, quarterly comparisons of the Company's revenues and operating results should not be relied on as an indication of future performance, and the results of any quarterly period may not be indicative of results to be expected for a full year.

DEPENDENCE ON KEY PERSONNEL

     The Company's operations depend on the efforts of its executive officers and the senior management of its principal operating subsidiaries, and the Company likely will depend on the senior management of any significant businesses it acquires in the future. The business or prospects of the Company could be affected adversely if any of these persons does not continue in his or her management role after joining the Company and the Company is unable to attract and retain qualified replacements. The success of the Company's growth strategy and current operations will depend on the extent to which the Company is able to retain, recruit and train qualified service and installation personnel who meet the Company's standards of conduct and service to its customers.

SUBORDINATION OF CONVERTIBLE DEBT SECURITIES; HOLDING COMPANY STRUCTURE

     The Convertible Debt Securities are subordinate in right of payment to all current and future Senior Indebtedness of ARS. Unless a Prospectus Supplement provides otherwise for one or more series of Convertible Debt Securities, Senior Indebtedness includes all secured indebtedness of ARS for money borrowed. As of September 30, 1997, the aggregate amount of Senior Indebtedness to which the Convertible Debt Securities would have been subordinated was approximately $59.0 million, and the estimated aggregate amount of indebtedness and other balance sheet liabilities of ARS's subsidiaries to which the Convertible Debt Securities would have been effectively subordinated was approximately $45.0 million. The Indenture under which ARS will issue the Convertible Debt Securities (the "Indenture") will not, unless provided otherwise by a supplement thereto relating to one or more series of Convertible Debt Securities, limit the amount of additional indebtedness, including Senior Indebtedness, which ARS can create, incur, assume or guarantee. By reason of the subordination of the Convertible Debt Securities, if any insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of ARS occurs, the assets of ARS will be available to pay the amounts due on the Convertible Debt Securities only after all Senior Indebtedness has been paid in full.

     ARS, as a holding company whose principal assets are the shares of capital stock of its subsidiaries, does not generate any operating revenues of its own. Consequently, it depends on dividends, advances and payments from its subsidiaries to fund its activities and meet its cash needs, including its debt service requirements. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Convertible Debt Securities or to make funds available therefor. Their ability to pay dividends or make other payments or advances to ARS will depend on their operating results and will be subject to various business considerations and to applicable state laws. In addition, holders of the Convertible Debt Securities are effectively subordinated to the claims of creditors of ARS's subsidiaries to the extent of the assets of those subsidiaries. If any insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of the business of any subsidiary of ARS occurs, creditors of that subsidiary generally will have the right to be paid in full before any distribution is made to ARS or the holders of the Convertible Debt Securities. See "Description of the Convertible Debt Securities."

     Substantially all the subsidiaries of ARS have guaranteed the payment of its obligations under the Company's $100 million revolving credit facility (the "Credit Facility"), and the stock of those subsidiaries has been pledged by ARS or their immediate parent corporations as collateral securing those obligations.

LIMITATIONS ON REPURCHASE OF CONVERTIBLE DEBT SECURITIES IF A REPURCHASE EVENT OCCURS

     If a Repurchase Event, which consists of either a Change in Control or a Termination of Trading (each as defined herein), occurs, each holder of Convertible Debt Securities and each holder of the $55.0 million aggregate principal amount of 7 1/4% Convertible Subordinated Notes due 2004 of ARS (the "7 1/4% Notes") presently outstanding will have the right, at his option, to require ARS to repurchase all or a portion of his Convertible Debt Securities or 7 1/4% Notes, as the case may be, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. ARS's ability to repurchase Convertible Debt Securities and 7 1/4% Notes following a Repurchase Event (i) may be limited by the terms of the Senior Indebtedness and the subordination provisions of the Indenture and any applicable supplement to the Indenture and (ii) will depend on the availability of sufficient funds and compliance with applicable securities laws. Accordingly, no assurance can be given ARS will repurchase any Convertible Debt Securities following a Repurchase Event. The term "Repurchase Event" is limited to certain specified transactions and may not include other events, such as a highly leveraged business combination or reorganization not involving a Repurchase Event, that might adversely affect the financial condition of ARS or result in a downgrade of the credit rating (if any) of the Convertible Debt Securities. See "Description of the Convertible Debt Securities."

LIMITED MARKET FOR THE CONVERTIBLE DEBT SECURITIES

     No market currently exists for any series of the Convertible Debt Securities, and no assurance can be given (i) a market will develop for any series of the Convertible Debt Securities, (ii) as to the liquidity or sustainability of any market that may develop or (iii) as to the ability of holders to sell their Convertible Debt Securities at any price. Future trading prices of the Convertible Debt Securities will depend on many factors, including, among others, prevailing interest rates, the Company's operating results, the price of the Common Stock and the market for similar securities.

POSSIBLE VOLATILITY OF COMMON STOCK PRICE

     The market price of the Common Stock may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time, which may affect the market price of the Common Stock for reasons unrelated to the Company's performance at that time.

POTENTIAL ADVERSE EFFECTS OF AUTHORIZED PREFERRED STOCK ON COMMON STOCK

     The Restated Certificate of Incorporation of ARS (the "Charter") authorizes ARS to issue, without stockholder approval, one or more classes or series of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Common Stock respecting dividends and distributions) as the Board of Directors of ARS (the "Board of Directors") may determine. See "Description of Capital Stock."

POTENTIAL ANTI-TAKEOVER EFFECTS

     ARS has a stockholder rights plan in effect. This plan and provisions of the Charter and Bylaws of ARS and the Delaware General Corporation Law (the "DGCL") (under which ARS is organized) may delay, discourage, inhibit, prevent or render more difficult an attempt to obtain control of the Company by means of a tender offer, business combination, proxy contest or otherwise. These provisions include the authorization of "blank check" preferred stock, classification of the Board of Directors, a prohibition of stockholder action by written consent and DGCL restrictions on business combinations with certain interested parties. In addition, a "Change of Control" (as defined in the Credit Facility) constitutes an event of default under the Credit Facility. If a Change in Control (as defined in both the Indenture and the 7 1/4% Notes indenture) occurs, each holder of Convertible Debt Securities or 7 1/4% Notes will have the right, at the holder's option, to require ARS to repurchase all or a portion of such holder's Convertible Debt Securities or 7 1/4% Notes, as applicable, at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the repurchase date. These provisions of the Credit Facility, the Indenture and the 7 1/4% Notes indenture could impede or prevent a change of control or depress the price of the Common Stock. See "Description of Capital Stock."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock trades on the NYSE under the symbol "ARS." The following table sets forth the high and low sale prices for the Common Stock (based on the NYSE Composite Transactions Reporting System) for the periods indicated:

                                                                HIGH          LOW
                                                              --------      --------
1996:
  Third quarter (September 25 to September 30)..............  $19.6250      $16.5000
  Fourth quarter............................................   27.1250       16.6250
1997:
  First quarter.............................................   28.5000       19.1250
  Second quarter............................................   24.5000       17.5000
  Third quarter.............................................   25.3750       15.3750
  Fourth quarter (through December 16)......................   18.8125       12.0000

     The closing price of the Common Stock on the NYSE (as reported on the Composite Transactions Reporting System) on December 16, 1997 was $14.1875. As of December 16, 1997, there were approximately 220 holders of record of Common Stock, as shown on the records of the transfer agent and registrar for the Common Stock. The number of record holders does not bear any relationship to the number of beneficial owners of the Common Stock.

                                DIVIDEND POLICY

     ARS has not paid or declared any dividends since the completion of the IPO and currently intends to retain earnings to finance the expansion of its business. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition and performance, cash needs and expansion plans, the income tax laws then in effect, the requirements of Delaware law and the restrictions the Credit Facility imposes and the Company's future credit facilities or debt instruments may impose. The Credit Facility prohibits the payment of dividends (except for dividends payable in Common Stock and certain preferred stock).

                         SELECTED FINANCIAL INFORMATION
              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)

     For financial reporting purposes, Atlas Services, Inc. ("Atlas"), one of the Founding Companies, is presented as the acquiror in all the acquisitions by ARS through September 30, 1996, the effective date of the acquisition by ARS of the Founding Companies. During the twelve months ended September 30, 1997, the Company acquired 72 businesses, 23 of which were accounted for under the pooling-of-interests method of accounting (the "Pooled Businesses"). In the fourth quarter of 1997 (through December 5), the Company acquired eight additional businesses. The Company's historical financial statements incorporated by reference in this Prospectus for periods ended on or before September 30, 1996 are the consolidated historical financial statements of Atlas retroactively restated for 15 of the Pooled Businesses (the "Restated Businesses"). The eight remaining Pooled Businesses are not significant to prior historical periods, and their results and the results of the other 49 businesses acquired through September 30, 1997 have been included in the consolidated results of the Company beginning on their respective dates of acquisition. As used in this discussion, the "Company" means (i) Atlas plus the Restated Businesses prior to September 30, 1996 and (ii) ARS and its consolidated subsidiaries on that date and thereafter. The summary financial information below should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference herein.

                                                                                                          NINE MONTHS
                                                                                                             ENDED
                                                               YEAR ENDED DECEMBER 31                     SEPTEMBER 30
                                                  ------------------------------------------------     ------------------
                                                   1992      1993      1994      1995       1996        1996       1997
                                                  -------   -------   -------   -------   --------     -------   --------
STATEMENT OF OPERATIONS INFORMATION(1):
HISTORICAL:
  Revenues......................................  $51,268   $55,525   $81,125   $97,686   $150,330     $85,145   $272,781
  Gross profit..................................   13,542    13,811    19,938    25,304     41,270      23,362     78,269
  Selling, general and administrative
    expenses(2).................................   12,440    12,236    16,992    19,914     37,632      22,173     56,051
  Income from operations........................    1,101     1,574     2,946     5,390      3,638       1,189     22,218
  Interest income and other, net................      203       316       611       209        609         291        823
  Interest expense(2)...........................     (381)     (353)     (355)     (356)    (5,479)     (4,572)    (4,955)
  Net income (loss).............................  $   689   $ 1,226   $ 1,916   $ 3,155   $ (3,035)    $(4,349)  $ 10,248
                                                  =======   =======   =======   =======   ========     =======   ========
  Net income (loss) per share...................  $   .17   $   .30   $   .47   $   .77   $   (.48)    $ (1.06)  $    .71
                                                  =======   =======   =======   =======   ========     =======   ========
  Shares used in computing net income (loss) per
    share.......................................    4,085     4,085     4,085     4,085      6,277       4,085     14,457
                                                  =======   =======   =======   =======   ========     =======   ========
  Ratio of earnings to fixed charges(3).........     2.93x     4.31x     6.82x     9.56x        --          --       4.54x
                                                  =======   =======   =======   =======   ========     =======   ========

                                                                                     NINE MONTHS
                                                                 YEAR ENDED             ENDED
                                                              DECEMBER 31, 1996   SEPTEMBER 30, 1997
                                                              -----------------   ------------------
PRO FORMA COMBINED, AS ADJUSTED(4)(5):
  Revenues..................................................      $461,164             $352,498
  Gross profit..............................................       146,628              107,041
  Selling, general and administrative expenses(6)...........       105,858               77,248
  Goodwill amortization(7)..................................         4,600                  815
  Income from operations....................................        36,170               28,978
  Interest income and other expenses, net...................         1,313                1,007
  Interest expense..........................................        (8,957)              (6,759)
  Net income................................................      $ 16,258             $ 13,087
                                                                  ========             ========
  Net income per share......................................      $   1.07             $    .83
                                                                  ========             ========
  Shares used in computing pro forma net income per
    share(8)................................................        15,133               15,709
                                                                  ========             ========
  Ratio of earnings to fixed charges(3).....................          3.73x                4.25x
                                                                  ========             ========

                                                           DECEMBER 31                          SEPTEMBER 30, 1997
                                         ------------------------------------------------   ---------------------------
                                          1992      1993      1994      1995       1996     HISTORICAL   AS ADJUSTED(5)
                                         -------   -------   -------   -------   --------   ----------   --------------
BALANCE SHEET INFORMATION(9):
  Working capital.....................   $ 1,362   $ 1,864   $ 2,249   $ 1,284   $ 19,175    $ 35,502       $ 36,920
  Total assets........................    14,475    16,682    21,854    25,243    211,624     317,388        328,075
  Total debt, including current
    portion...........................     4,528     4,823     4,882     4,557     56,063     116,533        122,268
  Stockholders' equity................     3,379     3,346     4,029     5,479    116,251     147,664        149,865

                                                   (Footnotes on following page)

---------------

(1) The selected historical statement of operations information presented for each year in the three-year period ended December 31, 1996 has been derived from the audited consolidated financial statements of the Company incorporated by reference in this Prospectus. The remaining selected historical statement of operations information presented has been derived from unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements and, in the opinion of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of that information.

(2) For the year ended December 31, 1996 and the nine months ended September 30, 1996, includes non-recurring compensation expense of $3,356 (included in selling, general and administrative expenses) and financing fees of $4,818 (included in interest expense) related to the purchase of the common parent of two Founding Companies.

(3) For purposes of calculating this ratio, "earnings" consist of earnings before fixed charges and income tax, while "fixed charges" consist of interest expense and one-third of rental expense, which the Company estimates to be representative of the interest factor therein. As a result of the operating losses for the year ended December 31, 1996 and for the nine months ended September 30, 1996, earnings did not cover fixed charges for those periods by $4,280 and $1,669, respectively.

(4) The selected unaudited pro forma combined statement of operations information presented gives effect to the acquisitions of all Acquired Businesses through December 5, 1997, the IPO and the issuance and sale of the 7 1/4% Notes by ARS and the application of the proceeds from that sale by ARS, in each case as if those transactions had occurred on January 1 of each period presented.

(5) The pro forma combined financial statement information presented (i) is not necessarily indicative of the results the Company would have obtained had certain events actually occurred when assumed or of the Company's future results, (ii) is based (in the case of certain purchases) on preliminary estimates of fair value, available information and certain assumptions management deems appropriate and (iii) should be read in conjunction with the other financial statements and notes thereto incorporated by reference herein.

(6) Gives effect to reductions in salary and benefits to former owners of certain Acquired Businesses, the distribution of certain assets to and the costs of certain leases assumed by former owners of certain Acquired Businesses and the effects of certain other non-recurring expenses.

(7) Reflects amortization of the goodwill recorded as a result of the acquisitions of the Acquired Businesses over a 40-year period.

(8) Assumes all shares issued for the acquisitions of Acquired Businesses had been outstanding throughout the periods presented.

(9) The selected historical balance sheet information presented has been derived from (i) for September 30, 1997, the unaudited consolidated financial statements of the Company incorporated by reference in this Prospectus, (ii) for December 31, 1995 and 1996, the audited consolidated financial statements of the Company incorporated by reference in this Prospectus and
    (iii) for December 31, 1992, 1993 and 1994, the unaudited financial statements of the Company, which have been prepared on the same basis as the audited financial statements and, in the opinion of the Company, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of that information. The selected as adjusted balance sheet information presented reflects information derived from the unaudited consolidated financial statements of the Company as of September 30, 1997, incorporated by reference in this Prospectus, as adjusted, on a pro forma combined basis, to give effect to the acquisitions of all Acquired Businesses acquired during the fourth quarter of 1997 (through December 5).

                 DESCRIPTION OF THE CONVERTIBLE DEBT SECURITIES

     The Convertible Debt Securities offered hereby (the "Convertible Securities") will be issued under an Indenture dated as of July 31, 1997 (the "Indenture") between ARS and U.S. Trust Company of Texas, N.A., as trustee (the "Trustee"). The following description of the Convertible Securities summarizes certain general terms and provisions of the Convertible Securities to which any Prospectus Supplement (including any Pricing Supplement) may relate (the "Offered Convertible Securities"). The particular terms of the Offered Convertible Securities and the extent to which the general terms and provisions of the Indenture will apply will be described in a Prospectus Supplement relating to the Offered Convertible Securities. The terms of the Offered Convertible Securities also will include those made a part of the Indenture by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The statements under this caption relating to the Convertible Securities and the Indenture are summaries only, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms, and the Trust Indenture Act. Certain terms defined in the Indenture are capitalized herein. The Indenture is an exhibit to the registration statement on Form S-4, as amended, of which this Prospectus is a part (the "Acquisition Shelf Registration Statement") and is incorporated herein by this reference.

GENERAL

     The Indenture will provide that Convertible Securities may be issued from time to time thereunder in one or more series, each in such aggregate principal amount as ARS may authorize from time to time. All Convertible Securities of one series need not be issued at the same time and, unless otherwise provided in a Prospectus Supplement with respect to any series, that series may be reopened, without the consent of the Holders of the Convertible Securities of that series, for issuance of additional Convertible Securities of that series. The Indenture will not limit either (i) the aggregate principal amount of Convertible Securities which can be issued thereunder or (ii) the amount of other indebtedness or liabilities, secured or unsecured, which ARS or its subsidiaries may incur.

     Unless otherwise indicated in a Prospectus Supplement with respect to one or more series, the Convertible Securities will not benefit from any covenant or other provision that would provide protection to Holders of the Convertible Securities against any sudden and dramatic decline in credit quality of the Company resulting from any takeover or highly leveraged transaction, including a recapitalization or similar restructuring, except as described below under "-- Certain Rights To Require Repurchase of Convertible Securities."

     The Convertible Securities are unsecured obligations of ARS.

     Unless otherwise indicated in a Prospectus Supplement with respect to one or more series, principal of, and any premium or interest on, the Convertible Securities will be payable at the office of the Trustee in New York, New York, and the Convertible Securities may be surrendered for registration of transfer, exchange or conversion at that office. ARS may, at its option, pay any interest on the Convertible Securities by check mailed to the address of each person entitled thereto as it appears in the applicable Securities Register for the Convertible Securities on the Regular Record Date for that interest payment.

     No service charge will be made for any registration of transfer or exchange of the Convertible Securities, but ARS may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses (including the fees and expenses of the Trustee) payable in connection therewith. If a Prospectus Supplement provides for the redemption of a series of Convertible Securities, ARS will not be required (i) to issue, register the transfer of or exchange any of those Convertible Securities during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of that mailing or
(ii) to register the transfer of or exchange any of those Convertible Securities selected for redemption in whole or in part, except the unredeemed portion of those Convertible Securities being redeemed in part.

     All monies paid by ARS to the Trustee or any Paying Agent, or held by ARS, in trust for the payment of principal of and any premium and interest on any Convertible Security which remain unclaimed for two years after that principal, premium or interest becomes due and payable may be repaid to ARS or released from trust, as the case may be. Thereafter, the Holder of that Convertible Security may, as an unsecured general creditor, look only to ARS for payment thereof.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Convertible Securities: (i) the title and aggregate principal amount of the Offered Convertible Securities; (ii) the date or dates, or the method for determining the date or dates, the Offered Convertible Securities will be issued (each an "Original Issue Date") and the date or dates on which the Offered Convertible Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Convertible Securities will bear interest or the method of determining such rate or rates; (iv) the date or dates from which that interest, if any, will accrue and the date or dates on which that interest, if any, will be payable; (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (vi) the date or dates (each, a Convertibility Commencement
Date) on which the Offered Convertible Securities first become convertible into Common Stock and their Initial Conversion Price; (vii) whether the Offered Convertible Securities will be issued in fully registered form or bearer form or any combination thereof; (viii) whether the Offered Convertible Securities will be issued in the form of one or more global securities and whether those global securities are to be issuable in temporary global form or permanent global form;
(ix) if other than U.S. dollars, the currency, currencies or currency unit or units in which the Offered Convertible Securities will be denominated and in which the principal of, and premium and interest, if any, on, the Offered Convertible Securities will be payable; (x) whether the Senior Indebtedness to which the Offered Convertible Securities will be subordinated by the Indenture will be as defined in the Indenture or as defined in the Prospectus Supplement;
(xi) whether, and the terms and conditions on which, ARS or a Holder may elect that, or the other circumstances under which, payment of principal of, or premium or interest, if any, on the Offered Convertible Securities is to be made in a currency or currencies or currency unit or units other than that in which the Offered Convertible Securities are denominated; and (xii) any other specific terms of the Offered Convertible Securities. Reference is also made to the Prospectus Supplement for information with respect to any additional covenants that may be included in the terms of the Offered Convertible Securities.

     The Convertible Securities may be issued as Original Issue Discount Securities. An Original Issue Discount Security is a Security issued at a price lower than the amount payable on the Stated Maturity thereof and which provides that on redemption or acceleration of the maturity thereof an amount less than the amount payable on the Stated Maturity thereof and determined in accordance with the terms of the Convertible Security will become due and payable.

CONVERSION RIGHTS

     Each Convertible Security will be convertible into Common Stock, at the option of its Holder, at any time on or after its Convertibility Commencement Date and prior to its redemption (if redeemable) or final maturity, initially at its Initial Conversion Price per share, subject to adjustment as described below. The right to convert Convertible Securities that the applicable Prospectus Supplement provides are subject to redemption will, with respect to those Convertible Securities that have been called for redemption, terminate at the close of business on the second business day preceding the Redemption Date therefor unless ARS defaults in making the payment due on that redemption.

     The applicable Prospectus Supplement will set forth, or describe the method for determining, the first date on which a Convertible Security may be converted into Common Stock (the "Convertibility Commencement Date"). In the case of Convertible Securities to be issued as purchase consideration in any acquisition for which installment-sale treatment is sought for federal income tax purposes, their Convertibility Commencement Date will be the first day following the first anniversary of the closing of the acquisition, unless the Prospectus Supplement provides otherwise. The applicable Prospectus Supplement also will set forth, or describe the method for determining, the initial conversion price of each Convertible Security on the assumption that the Convertible Security is convertible at any time following its Original Issue Date (or the Original Issue Date of its earliest Predecessor Security) (the "Initial Conversion Price").

     The conversion price of each Convertible Security will be subject to adjustment as and when any of the following events occurs after its Original Issue Date (or the Original Issue Date of any of its Predecessor Securities):
(i) the subdivision, combination or reclassification of outstanding shares of Common Stock; (ii) the payment of a dividend or distribution on the Common Stock exclusively in Common Stock or any other class of capital stock of ARS which includes Common Stock; (iii) the issuance of rights or warrants to all holders of Common Stock entitling them to acquire shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the then Current Market Price; (iv) the distribution to all holders of Common Stock of shares of capital stock of ARS other than Common Stock, evidences of indebtedness of ARS, cash or assets (including securities, but excluding (a) dividends or distributions paid exclusively in cash, (b) dividends or distributions provided for in clause (ii) above and (c) rights and warrants provided for in clause
(iii) above); (v) a distribution consisting exclusively of cash (excluding any cash distributions referred to in clause (iv) above) to all holders of Common Stock in an aggregate amount that, together with (a) all other cash distributions (excluding any cash distributions referred to in clause (iv) above) made within the 12 months preceding the record date for that distribution and (b) any cash and the fair market value of other consideration paid in respect of any tender offer subject to the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), made by ARS or a subsidiary of ARS for Common Stock consummated within the 12 months preceding that distribution, exceeds the greater of (1) 12.5% of ARS's market capitalization (being at any time the product of the then Current Market Price times the number of shares of Common Stock then outstanding) on that record date and (2) the Company's consolidated retained earnings on that record date (determined without giving effect to that distribution); and (vi) the consummation of a tender offer made by ARS or any subsidiary of ARS for Common Stock which involves an aggregate consideration that, together with (a) any cash and other consideration payable in respect of any tender offer made by ARS or a subsidiary of ARS for Common Stock consummated within the 12 months preceding the last time on which tenders of Common Stock may be made pursuant to the current tender offer (the "Expiration Time") and (b) the aggregate amount of all cash distributions (excluding any cash distributions referred to in clause (iv) above) to all holders of Common Stock within the 12 months preceding the consummation of that tender offer, exceeds the greater of (1) 12.5% of ARS's market capitalization immediately prior to that Expiration Time (determined using all then tendered shares) and (2) the Company's consolidated retained earnings at the Expiration Time (determined without giving effect to the purchase of tendered shares). No adjustment of any conversion price will be required to be made until cumulative adjustments amount to at least 1.0% of that conversion price, as last adjusted. Any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

     ARS will be permitted to reduce the conversion price of any Convertible Security as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of that event. In the case of any consolidation or merger of ARS with or into any other corporation (other than one in which no change is made in the outstanding Common Stock), or the sale or transfer of all or substantially all the properties and assets of ARS, the Holder of any Convertible Security then Outstanding will, with certain exceptions, have the right thereafter to convert that Convertible Security only into the kind and amount of securities, cash and other property receivable on that consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which that Convertible Security might have been converted immediately prior to that consolidation, merger, sale or transfer; and adjustments will be provided for events subsequent thereto which are as nearly equivalent as practical to the conversion price adjustments described above.

     ARS will not issue fractional shares of Common Stock on conversion of any Convertible Security, but, in lieu thereof, will pay a cash adjustment based on the Closing Price at the close of business on the day of conversion. If any Convertible Security is surrendered for conversion during the period from the close of business on any Regular Record Date therefor through and including the next succeeding Interest Payment

Date therefor (except any such Convertible Security called for redemption on a Redemption Date, or repurchasable on a Repurchase Date occurring within such period), that Convertible Security when surrendered for conversion must be accompanied by payment in New York Clearing House funds, or other funds acceptable to ARS, of an amount equal to the interest thereon which the registered Holder on that Regular Record Date is to receive. Except as described in the preceding sentence, ARS will not pay any interest on converted Convertible Securities with respect to any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends will be made on conversion of any Convertible Security.

SUBORDINATION

     The payment of the principal of and any premium or interest on the Convertible Securities and any other payment obligations of ARS in respect of the Convertible Securities (including any obligation to repurchase the Convertible Securities) are, to the extent set forth in the Indenture, subordinated in right of payment to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. If there is a payment or distribution of assets to creditors on any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar case or proceeding of ARS, the holders of all Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due or to become due in respect of that Senior Indebtedness (including interest after the commencement of any such case or proceeding, notwithstanding that ARS may be excused as a result of such case or proceeding from the obligation to pay all or any part of the interest otherwise payable in respect of any Senior Indebtedness) before the Holders of the Convertible Securities will be entitled to receive any payment in respect of the principal of or any premium or interest on the Convertible Securities, and until all Obligations with respect to the Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the Holders of the Convertible Securities would be entitled must be made to the holders of the Senior Indebtedness. ARS also may not make any payment (whether by redemption, purchase, retirement, defeasance or otherwise) on or in respect of the Convertible Securities if (i) a default in the payment of the principal of or any premium or interest on any Designated Senior Indebtedness (a "Payment Default") occurs or (ii) any other default occurs and is continuing with respect to any Designated Senior Indebtedness which permits holders of Designated Senior Indebtedness as to which that default relates to accelerate its maturity (a "Nonpayment Default") and the Trustee receives notice of that default (a "Payment Blockage Notice") from (a) if that Nonpayment Default shall have occurred under the Credit Facility or any other secured debt facility with banks or other lenders which provides revolving credit loans, term loans, receivables financing (including through the sale of receivables) or letters of credit (each an "Other Debt Facility"), the representative of the Credit Facility or that Other Debt Facility, as the case may be, or (b) if that Nonpayment Default shall have occurred with respect to any other issue of Designated Senior Indebtedness, the holders, or a representative of the holders, of at least 20% of that Designated Senior Indebtedness. The payments on or in respect of the Convertible Securities shall be resumed (i) in the case of a Payment Default respecting Designated Senior Indebtedness, on the date on which that default is cured or waived, and (ii) in the case of a Nonpayment Default respecting Designated Senior Indebtedness, the earliest of (a) the date on which that Nonpayment Default is cured or waived, (b) the date the applicable Payment Blockage Notice is retracted by written notice to the Trustee from a representative of the holders of the Designated Senior Indebtedness which have given that Payment Blockage Notice and (c) 179 days after the date on which the applicable Payment Blockage Notice is received by the Trustee, unless any Payment Default has occurred and is continuing or an Event of Default of the type referred to in clause (vii) of the first sentence under "-- Events of Default" has occurred. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the date of commencement of the payment blockage period resulting from the immediately prior Payment Blockage Notice, and no Nonpayment Default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     If the Maturity of any Convertible Securities is accelerated because of an Event of Default with respect thereto, (i) the Indenture requires ARS to promptly notify holders of Designated Senior Indebtedness of that event and (ii) the Holders of those Convertible Securities will, to the extent permitted by law, be prohibited for a period of 180 days thereafter from making any bankruptcy filing with respect to ARS or, to the extent permitted by law, from filing suit to enforce their rights under the Indenture.

     Unless a Prospectus Supplement provides otherwise for one or more series of Convertible Securities, the Indenture's definition of "Senior Indebtedness" will apply to the Convertible Securities. The Indenture will define "Senior Indebtedness" as the principal of and premium, if any, and interest on and other Obligations in respect of (i) all secured indebtedness of ARS for money borrowed (including any secured indebtedness under the Credit Facility and any successor thereto and any secured indebtedness under all Other Debt Facilities), whether outstanding on the date of execution of the Indenture or thereafter created, incurred or assumed, and (ii) any amendments, renewals, extensions, modifications, refinancings and refundings of any of the foregoing. For purposes of this definition, "indebtedness for money borrowed" when used with respect to ARS means (i) any obligation of, or any obligation guaranteed by, ARS for the repayment of borrowed money (including fees, penalties and other obligations in respect thereof), whether or not evidenced by bonds, debentures, notes or other written instruments, (ii) any deferred payment obligation of, or any such obligation guaranteed by, ARS for the payment of the purchase price of property or assets evidenced by a note or similar instrument and (iii) any obligation of, or any such obligation guaranteed by, ARS for the payment of rent or other amounts under a lease of property or assets, which obligation is required to be classified and accounted for as a capitalized lease on the balance sheet of ARS under generally accepted accounting principles. As used in the Indenture: (i) "Obligations" in respect of the Senior Indebtedness include any principal, interest, premiums, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any such indebtedness; and
(ii) "Designated Senior Indebtedness" means (a) Obligations under the Credit Facility and all secured Other Debt Facilities and (b) any other Senior Indebtedness the principal amount of which is $25.0 million or more and that has been designated by ARS as "Designated Senior Indebtedness." The Prospectus Supplement relating to any series of Convertible Securities may provide that the "Senior Indebtedness" to which the Convertible Securities of that series will be subordinated by the Indenture will include all indebtedness of ARS for money borrowed, whether secured or unsecured, except any such indebtedness that, by the terms of the instrument or instruments by which it was created or incurred, expressly provides that it (i) is junior in right of payment to those Convertible Securities or (ii) ranks pari passu in right of payment with those Convertible Securities.

     The Convertible Securities will be obligations exclusively of ARS. ARS currently conducts its operations through its subsidiaries, which are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due in respect of the Convertible Securities or to make any funds available therefor, whether by dividends, loans or other payments. The ability of any subsidiary of ARS to loan or advance funds or pay dividends to ARS (i) may be subject to contractual or statutory restrictions, (ii) will be contingent on the subsidiary's earnings and cash flows and (iii) will be subject to various business considerations.

     The Convertible Securities will be effectively subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of subsidiaries of ARS. Any right of ARS to receive assets of any of its subsidiaries on the liquidation or reorganization of that subsidiary (and any consequent right of the Holders of the Convertible Securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that ARS is itself recognized as a creditor of that subsidiary, in which case the claims of ARS would still be subordinated to any security in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by ARS.

     The Indenture does not limit or prohibit the incurrence of (i) Senior Indebtedness or (ii) indebtedness, liabilities or other commitments by ARS or its subsidiaries. As of September 30, 1997, the aggregate amount of Senior Indebtedness to which the Convertible Securities would have been subordinated was approximately $59.0 million, and the estimated aggregate amount of indebtedness and other balance sheet liabilities of ARS's subsidiaries to which the Convertible Securities would have been effectively subordinated was approximately $45.0 million. Also at that date, ARS had outstanding $55.0 million aggregate principal amount of 7 1/4% Notes. By their terms, the 7 1/4% Notes will be subordinated in right of payment to the Convertible Securities except to the extent that a Prospectus Supplement otherwise provides in the case of one or more series of Convertible Securities. ARS expects to incur Senior Indebtedness from time to time in the future, including Senior Indebtedness under the Credit Facility.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Indenture provides that ARS will not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person in one transaction or a series of related transactions, or permit any single Person to consolidate with or merge into ARS, unless (i) if applicable, the Person formed by such consolidation or into which ARS is merged or the Person or corporation which acquires the properties and assets of the Company substantially as an entirety is a corporation, limited liability company, partnership or trust organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and expressly assumes payment of the principal of and any premium and interest on the Convertible Securities and the performance or observance of each obligation of ARS under the Indenture, (ii) immediately after giving effect to such transaction, no Event of Default will have occurred and be continuing, (iii) such consolidation, merger, conveyance, transfer or lease does not adversely affect the validity or enforceability of the Convertible Securities and (iv) ARS has delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer or lease complies with the provisions of the Indenture.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF CONVERTIBLE SECURITIES

     If any Repurchase Event (as defined below) occurs on or prior to Maturity of any Affected Convertible Security (as defined below), each Holder of Affected Convertible Securities will have the right, at the Holder's option, to require ARS to repurchase all or any part of the Holder's Affected Convertible Securities on the date (the "Repurchase Date") that is 30 days after the date ARS gives notice of the Repurchase Event as described below at a price (the "Repurchase Price") equal to 100% of the principal amount thereof, together with accrued and unpaid interest to the Repurchase Date. On or prior to the Repurchase Date, ARS is required to deposit with the Trustee or a Paying Agent an amount of money sufficient to pay the Repurchase Price of the Affected Convertible Securities to be repurchased on the Repurchase Date.

     Failure by ARS (i) to provide timely notice of a Repurchase Event to Holders of Affected Convertible Securities, as provided for below, or (ii) to repurchase the Affected Convertible Securities when required will result in an Event of Default under the Indenture whether or not that repurchase is permitted by the subordination provisions of the Indenture.

     On or before the 15th day after a Repurchase Event occurs, ARS will be obligated to mail to the Holders of all Affected Convertible Securities a notice of that occurrence which states the event constituting the Repurchase Event and the date thereof, the Repurchase Date, the date by which the repurchase right must be exercised, the Repurchase Price and the procedures the Holder must follow to exercise its repurchase right. To exercise this right, a Holder must deliver to ARS or its designated agent and to the Trustee, on or before the close of business on the Repurchase Date, written notice of the Holder's exercise of that right, together (in the case of written notice to the Trustee) with the certificates evidencing the Affected Convertible Securities to be repurchased, duly endorsed for transfer to ARS. Any such notice will be irrevocable.

     A "Repurchase Event" will be the occurrence of a Change in Control or a Termination of Trading. A "Change in Control" will occur when: (i) all or substantially all the assets of the Company or of the Company and its subsidiaries, taken as a whole, are sold in one transaction or any series of related transactions as an entirety to any Person or related group of Persons;
(ii) any consolidation or merger of ARS occurs (a) in which ARS is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of ARS in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (b) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of ARS in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any Person, or any Persons acting together that would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Exchange Act Rule 13d-3) at least 50% of the total voting power of all classes of capital stock of ARS entitled to vote generally in the election of directors of ARS;
(iv) at any time during any consecutive two-year period, individuals who at the beginning of that period constituted the Board of Directors of ARS (the "Board") (together with any new directors whose election by the Board or whose nomination for election by the stockholders of ARS was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or (v) ARS is liquidated or dissolved or adopts a plan of liquidation or dissolution.

     A "Termination of Trading" will occur if the Common Stock (or other common stock into which the Convertible Securities are then convertible) is neither listed for trading on a national securities exchange in the United States nor approved for trading on an established automated over-the-counter trading market in the United States.

     If a Repurchase Event occurs, the then Outstanding Convertible Securities will be the "Affected Convertible Securities" whose Holders will have the repurchase right described above.

     The right of Holders to require ARS to repurchase Affected Convertible Securities if a Repurchase Event occurs could create an Event of Default under Senior Indebtedness, as a result of which any repurchase could, absent a waiver of the repurchase right, be blocked by the subordination provisions of the Indenture. See " -- Subordination." Failure by ARS to repurchase the Affected Convertible Securities when required will result in an Event of Default with respect to the Affected Convertible Securities whether or not the repurchase is permitted by those subordination provisions. The ability of ARS to pay cash to the Holders of Affected Convertible Securities on a repurchase may be limited by certain financial covenants contained in Senior Indebtedness.

     If a Repurchase Event occurs and Holders exercise their rights to require ARS to repurchase Affected Convertible Securities, ARS intends to comply with applicable tender offer rules under the Exchange Act, including Rules 13e-4 and 14e-1, as then in effect, with respect to any repurchase.

     The foregoing provisions (i) may not afford Holders protection in the event of highly leveraged or other transactions involving ARS which may adversely affect Holders and (ii) may discourage open market purchases of the Common Stock or a non-negotiated tender or exchange offer for such stock and, accordingly, may limit a stockholder's ability to realize a premium over the market price of the Common Stock in connection with any such transaction.

EVENTS OF DEFAULT

     Unless otherwise provided by a Prospectus Supplement with respect to any series of the Convertible Securities, the following are Events of Default under the Indenture with respect to that series: (i) default in the payment of principal of or any premium on any Convertible Security when due (even if that payment is prohibited by the subordination provisions of the Indenture); (ii) default in the payment of any interest on any Convertible Security of that series when due, which default continues for 30 days (even if that payment is prohibited by the subordination provisions of the Indenture); (iii) failure to provide timely notice of a Repurchase Event to Holders of Affected Convertible Securities of that series as required by the Indenture; (iv) default in the payment of the Repurchase Price in respect of any Affected Convertible Security of that series on the Repurchase Date therefor (even if that payment is prohibited by the subordination provisions of the Indenture); (v) default in the performance or breach of any other covenant or warranty of ARS in the Indenture (other than a covenant included in the Indenture for one or more series of Convertible Securities other than Convertible Securities of that series) which continues for 60 days after written notice as provided in the Indenture; (vi) default under one or more bonds, debentures, notes or other evidences of indebtedness for money borrowed by ARS or any of its consolidated subsidiaries or under one or more mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by ARS or any of its consolidated subsidiaries, whether that indebtedness now exists or is hereafter created, which default individually or in the aggregate constitutes a failure to pay the principal of indebtedness in excess of $10 million when due and payable after the expiration of any applicable grace period with respect thereto or results in indebtedness in excess of $10 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without that indebtedness having been discharged, or that acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given to ARS by the Trustee or to ARS and the Trustee by Holders of at least 25% in aggregate principal amount of the Outstanding Convertible Securities a written notice specifying such default and requiring ARS to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled; (vii) certain events in bankruptcy or reorganization of or similar events respecting ARS or any of its Significant Subsidiaries; and (viii) any other Event of Default as the applicable Prospectus Supplement may specify with respect to the Convertible Securities of that series.

     If an Event of Default with respect to any Outstanding series of Convertible Securities occurs and is continuing, the Trustee or Holders of not less than 25% in aggregate principal amount of the Outstanding Convertible Securities of that series (if the Event of Default is one of the types described in clause (i), (ii) or (viii) above) or at least 25% in aggregate principal amount of all Outstanding Convertible Securities (if the Event of Default is of any other type) may declare the principal of and any premium and interest on all the Outstanding Convertible Securities of the applicable series (or of all Outstanding Convertible Securities, as the case may be) to be due and payable immediately, but if a majority in principal amount of Holders of Outstanding Convertible Securities of the applicable series (or of all Outstanding Convertible Securities, as the case may be) waive any past default (except the nonpayment of any premium or interest on or principal of any Convertible Security and subject to certain other limitations), then such default will cease to exist and any Event of Default arising therefrom will be deemed cured for every purpose of the Indenture; but no such waiver will extend to any subsequent or other default. If an Event of Default occurs and is continuing as a result of an event of bankruptcy or reorganization of ARS or any of its Significant Subsidiaries, the principal of and any premium and accrued and unpaid interest on all Outstanding Convertible Securities will automatically become due and payable without any declaration or other act on the part of the Trustee or any Holder of any Convertible Securities. ARS is required to furnish to the Trustee annually a statement as to the performance by ARS of certain of its obligations under the Indenture and as to any default in that performance. The Indenture provides that the Trustee may withhold notice to Holders of the Convertible Securities of any series of any continuing default (except in the case of a default in payment of the principal of or any premium or interest on those Convertible Securities), if the Trustee considers it in the interest of those Holders to do so.

MODIFICATIONS AND AMENDMENTS

     ARS and the Trustee may modify or amend the Indenture without the consent of Holders to: (i) set forth the terms of the Convertible Securities of any series, including for purposes of that series any change in the definition of Senior Indebtedness; (ii) evidence the succession of another Person to ARS and the assumption by any such successor of the covenants of ARS in the Indenture and the Convertible Securities; (iii) for the benefit of the Holders of Convertible Securities of any or all series, add to the covenants of ARS, add an additional Event of Default or surrender any right or power conferred upon ARS;
(iv) secure the Convertible Securities; (v) make provision with respect to the conversion rights of Holders in the event of a consolidation, merger or sale of assets involving ARS, as required by the Indenture; (vi) evidence and provide for the acceptance of appointment by a successor Trustee or successor Trustees with respect to the Convertible Securities; or (vii) cure any ambiguity in or omission from, or, correct or supplement any provision in, the Indenture or the Convertible Securities which may be defective or inconsistent with any other provision or make any other provisions with respect to matters or questions arising under the Indenture which shall not be inconsistent with the provisions of the Indenture; provided, however, that no such modification or amendment described in this clause (vii) may adversely affect the interest of Holders of Securities of any series in any material respect.

     ARS and the Trustee may modify or amend the Indenture with the consent of the Holders of a majority in principal amount of the Outstanding Convertible Securities affected thereby; provided, that no such amendment or modification may, without the consent of each Outstanding Convertible Security affected thereby, (i) change the stated maturity date of the principal of, or any installment of principal or interest on, any Convertible Security or reduce the principal amount thereof or the rate of interest thereon or any premium payable on the redemption thereof, or change the coin or currency in which any Convertible Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or with respect to any Convertible Security, (ii) reduce the percentage in principal amount of the Outstanding Convertible Securities the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver of compliance with certain provisions of the applicable Indenture or certain defaults thereunder and their consequences or (iii) modify any of the provisions of the Indenture relating to the subordination of the Outstanding Convertible Securities in a manner adverse to the Holders thereof.

SATISFACTION AND DISCHARGE

     ARS may discharge its obligations under the Indenture while Convertible Securities remain Outstanding, subject to certain conditions, if (i) all Outstanding Convertible Securities have become due and payable or will become due and payable at their scheduled maturity within one year or (ii) all Outstanding Convertible Securities are scheduled for redemption within one year, and in either case ARS has deposited with the Trustee an amount in cash sufficient (without any consideration of any investment of that cash) to pay and discharge all Outstanding Convertible Securities on the date of their scheduled maturity or the scheduled date of redemption.

MEETINGS OF HOLDERS

     The Indenture contains provisions for convening meetings of the Holders of Convertible Securities of any series. A meeting may be called at any time by the Trustee or, on request, by ARS or the holders of at least 10% in principal amount of the Outstanding Convertible Securities of any series, in any such case on notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Outstanding Convertible Security affected thereby, as described above under "-- Modifications and Amendments," any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Convertible Securities of that series; provided, however, that, except for any consent that must be given by the Holder of each Outstanding Convertible Security affected thereby, as described above under "-- Modifications and Amendments," any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Convertible Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Convertible Securities of that series. Subject to the proviso set forth above, any resolution passed or decision taken at any meeting of Holders of Convertible Securities of that series duly held in accordance with the Indenture will be binding on all Holders of Convertible Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the Outstanding Convertible Securities of a series.

FORM, DENOMINATION AND REGISTRATION

     Unless the applicable Prospectus Supplement provides otherwise, the Convertible Securities will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiples thereof.

GOVERNING LAW

     The Indenture and the Convertible Securities will be governed by and construed in accordance with the laws of the State of New York, without giving effect to that state's conflicts of laws principles.

INFORMATION CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest (as defined), it must eliminate that conflict or resign.

     ARS and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business. The Trustee also acts as the trustee under the 7 1/4% Notes indenture.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of ARS consists of 50,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). At December 16, 1997, 15,321,322 shares of Common Stock were issued and outstanding and no shares of Preferred Stock had been issued. The following summary is qualified in its entirety by reference to the Charter, which is an exhibit to the Acquisition Shelf Registration Statement.

COMMON STOCK

     The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters, and each share has one vote. The Common Stock affords no cumulative voting rights, and the holders of a majority of the shares voting for the election of directors can elect all the directors if they so choose. The Common Stock carries no preemptive rights and is not convertible, redeemable, assessable or entitled to the benefits of any sinking fund. Holders of Common Stock are entitled to dividends in such amounts and at such times as the Board may declare out of funds legally available therefor.

PREFERRED STOCK

     The Board may direct ARS to issue Preferred Stock from time to time. Subject to certain Charter provisions and applicable law, it may, without any action by holders of the Common Stock, (i) adopt resolutions to issue the shares in one or more classes or series, (ii) fix the number of shares and change the number of shares constituting any series and (iii) provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights and rates, redemption terms and prices, repurchase obligations, conversion rights and liquidation preferences of the shares constituting any class or series.

     The Board could cause ARS to issue shares of, or rights to purchase, Preferred Stock, the terms of which might (i) discourage an unsolicited proposal to acquire the Company, (ii) facilitate a particular business combination involving the Company or (iii) adversely affect the voting power of holders of the Common Stock. Any such action could discourage a transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over its then market price.

STOCKHOLDER RIGHTS PLAN

     Each share of Common Stock offered hereby includes one right ("Right") to purchase from ARS a unit consisting of one one-hundredth of a share (a "Fractional Share") of Series A Junior Participating Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), at a purchase price of $40.00 per Fractional Share, subject to adjustment in certain events (the "Purchase Price"). The following summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement between ARS and a Rights Agent (the "Rights Agreement"), the form of which is an exhibit to the Acquisition Shelf Registration Statement.

     The Rights currently are attached to all certificates representing shares of Common Stock now outstanding or hereafter issued, including the shares of Common Stock into which the Notes are convertible. No separate certificates for the Rights ("Rights Certificates") have been or will be distributed, except as described below. The Rights will separate from the Common Stock and a "Distribution Date" will, with certain exceptions, occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date") or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. In certain circumstances the Distribution Date may be deferred by the Board of Directors. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient Common Stock. Until the Distribution Date, (a) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with those certificates, (b) Common Stock certificates will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate for Common Stock also will constitute the transfer of the Rights associated with the stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 30, 2006, unless earlier redeemed or exchanged by the Company as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

     In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of Common Stock at a price and on terms that a majority of the independent members of the Board of Directors determines to be fair to and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, on exercise of that Right, a number of shares of Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a Current Market Price (as defined in the Rights Agreement) equal to two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by the Company as set forth below.

     In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) the Company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer) or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have been voided as set forth above) shall thereafter have the right to receive, on exercise of such Right, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

     The Purchase Price payable, and the number of Fractional Shares of Series A Preferred Stock or other securities or property issuable, on exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Stock, (ii) if holders of the Series A Preferred Stock are granted certain rights or warrants to subscribe for Series A Preferred Stock or certain convertible securities at less than the current market price of the Series A Preferred Stock or (iii) on the distribution to holders of the Series A Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Series A Preferred Stock that are not integral multiples of a Fractional Share are required to be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event that, on any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A Preferred Stock will be issued.

     At any time until 10 days following the first date of public announcement of the occurrence of a Flip-In Event, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of the Company, in cash, shares of the Common Stock or such other consideration as the Board of Directors of the Company may determine. Immediately upon the effectiveness of the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of Common Stock then outstanding, the Company may, at its option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, and/or other equity securities deemed to have the same value as one share of Common Stock, per Right, subject to adjustment.

     Other than the redemption price, any of the provisions of the Rights Agreement may be amended by the Board of Directors as long as the Rights are redeemable. The matter, the provisions of the Rights Agreement other than the redemption price may be amended by the Board of Directors only in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable. Until a Right is exercised, the holder thereof, as such, will have no rights to vote or to receive dividends or any other rights as a stockholder of the Company.

     The Rights will have certain anti-takeover effects. They will cause substantial dilution to any person or group that attempts to acquire the Company without the approval of the Company's Board of Directors. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire the Company, even if such acquisition may be favorable to the interests of the Company's stockholders. Because the Board of Directors can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the Board. The Rights are being issued to protect the Company's stockholders from coercive or abusive takeover tactics and to afford the Company's Board of Directors more negotiating leverage in dealing with prospective acquirors.

STATUTORY BUSINESS COMBINATION PROVISION

     ARS is a Delaware corporation and is subject to Section 203 of the DGCL. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination"(as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

OTHER MATTERS

     Delaware law authorizes Delaware corporations to limit or eliminate the personal liability of their directors to them and their stockholders for monetary damages for breach of a director's fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of directors of ARS to ARS or its stockholders to the fullest extent permitted by Delaware law. Specifically, no member of the Board will be personally liable for monetary damages for breach of the member's fiduciary duty as a director, except for liability (i) for any breach of the member's duty of loyalty to ARS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the member derived an improper personal benefit. This Charter provision could have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care. The Bylaws of ARS (the "Bylaws") provide indemnification to its officers and directors and certain other persons with respect to certain matters, and ARS has entered into agreements with each of its directors and executive officers providing for indemnification with respect to certain matters.

     The Charter provides that stockholders may act only at an annual or special meeting of stockholders and may not act by written consent. The Bylaws provide that only the Chairman of the Board, the President or a majority of the Board may call a special meeting of stockholders.

     The Charter provides that the Board will consist of three classes of directors serving for staggered terms. This Charter provision could prevent a party who acquires control of a majority of the outstanding voting stock of ARS from obtaining control of the Board until the second annual stockholders meeting following the date that party obtains that control.

     The Charter provides that the number of directors will be as determined by the Board from time to time, but will not be less than three. It also provides that directors may be removed only for cause, and then only by the affirmative vote of the holders of at least a majority of all outstanding voting stock entitled to vote. This provision, in conjunction with the Charter provisions authorizing the Board of Directors to fill vacant directorships, will prevent stockholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

STOCKHOLDER PROPOSALS

     The Bylaws contain advance-notice and other procedural requirements that apply to stockholder nominations of persons for election to the Board at any annual or special meeting of stockholders and to stockholder proposals that any other action be taken at any annual meeting. In the case of any annual meeting, a stockholder proposing to nominate a person for election to the Board or proposing that any other action be taken must give the Secretary of ARS written notice of the proposal not less than 90 days before the anniversary date of the immediately preceding annual meeting (subject to certain exceptions if the pending annual meeting date differs by more than specified periods from that anniversary date). If a special meeting is called for the election of directors, a stockholder proposing to nominate a person for that election must give the Secretary of ARS written notice of the proposal no later than the close of business on the 10th day following the first to occur of (i) the day on which notice of the date of the special meeting was mailed to stockholders or (ii) the day public disclosure of the date of the special meeting was made. The Bylaws prescribe the specific information any advance written stockholder notice must contain. The foregoing summary is qualified in its entirety by reference to the Bylaws, which are an exhibit to the Acquisition Shelf Registration Statement.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discusses the material United States federal income tax consequences under generally applicable current law of the acquisition, ownership, conversion and disposition of Convertible Securities and Common Stock acquired from ARS, in connection with the direct and indirect acquisition of businesses, properties or securities in a business combination transaction (a "Business Combination Transaction") and the acquisition, ownership, conversion and disposition of Common Stock which was acquired on the conversion of one or more Convertible Securities acquired from ARS in a Business Combination Transaction by persons who hold those Convertible Securities and any such Common Stock as capital assets. It does not, however, discuss the effect of (i) special rules, such as those which apply to tax-exempt organizations, insurance companies, financial institutions, persons who hold the Convertible Securities or Common Stock in connection with a straddle or dealers, (ii) rules that may permit (a) gain realized on the receipt of Convertible Securities in exchange for property which is transferred to ARS in a Business Combination Transaction to be reported on the installment method or (b) the receipt of Convertible Securities or Common Stock in a Business Combination Transaction without the recognition of gain or loss or (iii) any foreign, state or local tax law. Accordingly, each person who is considering the acquisition of Convertible Securities or Common Stock in a Business Combination Transaction pursuant to this Prospectus is advised to consult his or her own tax advisor regarding the matters discussed herein in light of his or her particular circumstances and the application of state, local and foreign tax laws.

     The following statements are based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder and the current judicial and administrative interpretations thereof.

OWNERSHIP BY U.S. PERSONS

     The following applies to a person who is a citizen or resident of the United States (a "U.S. Holder"), a corporation or partnership created or organized in the United States or any state thereof or an estate or trust the income of which is includible in income for United States federal income tax purposes regardless of its source.

     Interest on Convertible Securities. The portion of any stated interest on a Convertible Security which is qualified stated interest will be taxable as ordinary income at the time that interest is paid or accrued in accordance with the U.S. Holder's method of accounting for United States federal income tax purposes. The portion of the stated interest on a Convertible Security which is not qualified stated interest and, in certain circumstances, a portion of the stated principal on a Convertible Security will be classified as original issue discount. Any such original issue discount will be included in income at times which generally precede the payment of that original issue discount. The effect of the foregoing principles on a particular Convertible Security will depend, in part, on the terms of the Convertible Security. A person who is considering the acquisition of a Convertible Security in a Business Combination Transaction pursuant to this Prospectus should consult with his or her tax advisor regarding the amount of any such original issue discount with respect to that Convertible Security and the effect thereof on such person.

     Conversion of Convertible Securities. A U.S. Holder who does not use the installment method to report income on the receipt of a Convertible Security in a Business Combination Transaction will generally not recognize gain or loss on the conversion of that Convertible Security into Common Stock except that he or she will recognize a capital gain or loss as a result of the receipt of cash in lieu of a fractional share equal to the amount of cash reduced by the basis of the portion of the Convertible Security in respect of which that cash was paid. The basis of the Common Stock that is received on the conversion will be the adjusted basis of the converted Convertible Security at the time of conversion increased by any gain that is recognized, decreased by any loss that is recognized and decreased by any cash that is received. The holding period of that Common Stock will include the holding period of the converted Convertible Security.

     Rev. Rul. 72-264 provides that (i) a U.S. Holder who uses the installment method to report income on the receipt of a Convertible Security (any such Convertible Security is referred to herein as an "Installment Method Convertible Security") in a Business Combination Transaction will recognize gain or loss on the conversion of that Installment Method Convertible Security into Common Stock and (ii) the amount of that gain or loss will be the amount of cash received in lieu of a fractional share increased by the fair market value of the Common Stock received reduced by the basis (as defined in Section 453B(b) of the Code) of that Convertible Security. Any gain or loss which is so recognized will be considered to result from the sale or exchange of the property in exchange for which the Installment Method Convertible Security was received.

     Constructive Dividend. A distribution to holders of Common Stock may cause a deemed distribution (which will be a dividend to the extent of the current or accumulated earnings and profits of ARS) to the holders of Convertible Securities if the conversion price or conversion ratio of the Convertible Securities is adjusted to reflect that distribution.

     Sale or Exchange of Convertible Securities or Common Stock. Gain or loss will be recognized on the sale or exchange of Convertible Securities or of Common Stock in an amount equal to the difference between (i) the amount of cash and the fair market value of any other property received by the U.S. Holder (excluding, in the case of Convertible Securities, any amount representing accrued, but theretofore unrecognized, interest, which will be taxable as such) and (ii) the Holder's adjusted basis in the property sold or exchanged. If the Convertible Security is an Installment Method Convertible Security, then any gain or loss that is recognized on the sale or exchange thereof will be considered to result from the sale or exchange of the property in exchange for which the Installment Method Convertible Security was received. If the Convertible Security is not an Installment Method Convertible Security, then any such gain (other than gain characterized as interest under the market discount rules) or loss with respect to that Convertible Security will be a capital gain or loss and will be a long-term capital gain or loss if the holding period of that Convertible Security is more than one year. Gain or loss that is recognized on the sale or exchange of Common Stock will be a capital gain or loss and will be a long-term capital gain or loss if the holding period of the Common Stock is more than one year.

     Dividends on Common Stock. Distributions on the Common Stock will be dividends to the extent of the current or accumulated earnings and profits of ARS, then a nontaxable return of capital reducing the holder's adjusted basis in the Common Stock until such adjusted basis is reduced to zero and finally an amount received in exchange for the Common Stock. Dividends paid to domestic corporations may qualify for the dividends received deduction subject to the limiting provisions that apply thereto.

OWNERSHIP BY NON-U.S. HOLDERS

     The following applies to a person who is not a U.S. Holder (a "Non-U.S. Holder") and to the income received thereby, such as interest, dividends and gain or loss on disposition, with respect to Convertible Securities and Common Stock which is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States. Any such items of income generally will be subject to the United States federal income tax that applies to U.S. Holders generally, and, in the case of such a Non-U.S. Holder that is a foreign corporation, those items also will be subject to the branch profits tax.

     Interest on Convertible Securities. Interest paid on Convertible Securities to a Non-U.S. Holder will not be subject to United States federal income tax or to withholding in respect thereof if: (i) the beneficial owner (or if certain requirements are satisfied, a member of a class of financial institutions) certifies, under penalties of perjury, that the beneficial owner is not a U.S. Holder and provides the beneficial owner's name and address; (ii) the Non-U.S. Holder does not own actually or constructively 10% or more of the total voting power of all classes of stock of ARS entitled to vote (Common Stock into which a Convertible Security can be converted is constructively owned for these purposes); (iii) the Non-U.S. Holder is not a controlled foreign corporation with respect to which ARS is a "related person" within the meaning of Section 864(d)(4) of the Code; and (iv) the Non-U.S. Holder is not a bank holding the Convertible Securities as a result of an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. Accrued market discount on a Convertible Security is not treated for these purposes as interest income.

     If the foregoing conditions are not satisfied, then the interest generally will be subject to United States federal income tax withholding at a rate of 30% (or any lower rate provided by any applicable treaty).

     Sale or Exchange of Convertible Securities or Common Stock; Conversion of Convertible Securities. A Non-U.S. Holder generally will not be subject to United States federal income tax on gain recognized on the sale or exchange of Convertible Securities or Common Stock or on the conversion of a Convertible Security unless (i) the Holder is an individual who is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied or (ii) ARS is (as is not expected) a "United States real property holding corporation," as defined in Section 897 of the Code, and certain exceptions do not apply. Notwithstanding the foregoing, if any Convertible Security is received in exchange for property used in the conduct of a trade or business within the United States and the gain that was realized on the receipt of that Convertible Security was reported on the installment method, then any gain that is realized on the collection, conversion, sale, exchange or other disposition of that Convertible Security may be subject to United States income tax as though the Non-U.S. Holder were a citizen or resident of the United States.

     Dividends on Common Stock. Any distribution on Common Stock to a Non-U.S. Holder will be subject to United States federal income tax withholding at a rate of 30% (or any lower rate provided by any applicable treaty).

     Estate Tax. An individual Non-U.S. Holder of a Convertible Security will not be required to include the value of that Convertible Security in his gross estate for United States federal estate tax purposes, provided that the Holder did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of ARS and, at the time of the Holder's death, payments of interest on that Convertible Security would not have been effectively connected with the conduct by the Holder of a trade or business in the United States. An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for United States federal estate tax purposes (and may be subject to United States federal estate tax with respect thereto), unless otherwise provided by an applicable estate tax treaty.

BACKUP WITHHOLDING; INFORMATION REPORTING

     A noncorporate U.S. Holder holding Convertible Securities or Common Stock (and any Non-U.S. Holder failing to provide a certificate that it is not a U.S. Holder) will be subject to backup withholding at the rate of 31% with respect to interest paid on the Convertible Securities, dividends paid on Common Stock and the proceeds of any sale, exchange or redemption thereof if the payee fails to furnish a taxpayer identification number and in certain other circumstances. Any amounts so withheld will be allowed as a refund or a credit against the Holder's United States federal income tax liability, provided that certain information is furnished to the Internal Revenue Service.

     Information reporting will be required with respect to a payment of proceeds from the sale or exchange of Convertible Securities or Common Stock through a foreign office of a broker that is a United States person or of certain foreign brokers unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary.

     The Internal Revenue Service has proposed regulations that, if issued as final regulations, would require certain Non-U.S. Holders to provide additional information in order to establish an exemption from, or reduce the rate of, withholding tax or backup withholding tax and in particular would require that foreign partnerships and partners of a foreign partnership provide certain information and comply with certain certification requirements not required under existing law. Such proposed regulations are proposed to be effective generally for payments made after December 31, 1997. It is not possible to predict whether, or in what form, the proposed regulations ultimately will be adopted.

                              PLAN OF DISTRIBUTION

     This Prospectus covers the offer and sale of up to 10,143,923 shares of Common Stock and $100,000,000 aggregate principal amount of Convertible Debt Securities which ARS may issue from time to time in connection with future direct and indirect acquisitions of other businesses, properties or securities in business combination transactions.

     ARS expects that the (i) terms on which it may issue the shares of Common Stock and Convertible Debt Securities covered hereby will be determined by direct negotiations with the owners or controlling persons of the businesses or assets to be acquired, (ii) the shares of Common Stock issued will be valued at prices reasonably related to market prices prevailing either at the time an acquisition agreement is executed or at or about the time of delivery of shares and (iii) the Convertible Debt Securities issued will be valued at prices reasonably related to their principal amount.

                                    EXPERTS

     The audited financial statements incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

     ARS is subject to the reporting requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information, once filed, may be inspected, without charge, at the public reference facilities of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and its regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or any portion of these documents can be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The SEC maintains an Internet web site that contains such reports, proxy statements and other information regarding issuers (including ARS) that file electronically with the SEC. The address of that site is http://www.sec.gov.

     ARS has filed the Acquisition Shelf Registration Statement on Form S-4 under the Securities Act with the SEC with respect to this offering. This Prospectus, filed as a part of the Acquisition Shelf Registration Statement, does not contain all the information set forth therein, or the exhibits and schedules thereto, in accordance with the rules and regulations of the SEC, and reference hereby is made to that omitted information. The statements made in this Prospectus concerning documents filed or incorporated by reference as exhibits to the Acquisition Shelf Registration Statement accurately describe the material provisions of those documents and are qualified in their entirety by reference to those exhibits for complete statements of their provisions. The Acquisition Shelf Registration Statement and the exhibits and schedules thereto may be inspected and copied at the principal office of the SEC in Washington, D.C., as described above, and are also available at the SEC's Internet web site described above.

     Proxy statements, reports and other information concerning the Company that are filed under the Exchange Act also can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents previously filed by ARS with the SEC are hereby incorporated by reference in this Prospectus (Exchange Act File No. 1-11849):

     1. Annual Report on Form 10-K for the year ended December 31, 1996;

     2. Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;

     3. Current Report on Form 8-K dated March 4, 1997;

     4. Current Report on Form 8-K dated December 8, 1997;

     5. The description of the Common Stock contained in the Registration Statement on Form 8-A filed June 19, 1996; and

     6. The description of the Rights to Purchase Series A Junior Participating Preferred Stock contained in the Registration Statement on Form 8-A filed June 27, 1996.

     All reports and documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act by ARS prior to the termination of the offering contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from their respective dates of filing. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     ARS hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of that person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to those documents (unless those exhibits are specifically incorporated by reference into those documents). Requests should be directed to John D. Held, Senior Vice President, General Counsel and Secretary, at the principal executive offices of ARS located at Post Oak Tower, Suite 725, 5051 Westheimer Road, Houston, Texas 77056; telephone (713) 599-0100.

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     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    4
Price Range of Common Stock...........    7
Dividend Policy.......................    7
Selected Financial Information........    8
Description of the Convertible Debt
  Securities..........................   10
Description of Capital Stock..........   19
Certain United States Federal Income
  Tax Consequences....................   23
Plan of Distribution..................   26
Experts...............................   26
Available Information.................   26
Incorporation of Certain Information
  by Reference........................   27

                   [AMERICAN RESIDENTIAL SERVICES, INC. LOGO]

                              AMERICAN RESIDENTIAL
                                 SERVICES, INC.

                                  COMMON STOCK

                            CONVERTIBLE SUBORDINATED
                                DEBT SECURITIES
                                ---------------

                                   PROSPECTUS
                                ---------------

                               December 17, 1997

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